Exhibit 10.2

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into this 16th day of May, 2018 by and between PETER LIMERI (“Executive”) and PRGX GLOBAL, INC., a Georgia corporation (“Company”). Executive and Company are sometimes hereinafter referred to together as the “Parties” and individually as a “Party.”

BACKGROUND:

A.    Executive is employed as the Chief Financial Officer, Treasurer and Controller of PRGX pursuant to an employment agreement between Executive and Company effective as of September 11, 2014 (“Employment Agreement”).

B.    Executive and Company now mutually desire to (i) provide for the end of Executive’s employment and (ii) terminate the Employment Agreement effective as of the date hereof.

C.    Company and Executive wish to avoid any disputes which could arise under the Employment Agreement and have therefore compromised any claims or rights they have or may have under the Employment Agreement by agreeing to the terms of this Agreement.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Termination of Employment. The Parties agree that (a) the Employment Agreement is hereby terminated as of the date hereof, (b) Executive’s employment with Company shall terminate effective June 30, 2018 (“Termination Date”), and (c) all benefits, privileges and authorities related to Executive’s employment with Company shall hereby cease as of the date hereof, except (i) as otherwise specifically set forth in this Agreement and (ii) that Executive shall continue to serve as the Chief Financial Officer, Treasurer and Controller of PRGX and hold all other offices held as of the date hereof until May 21, 2018 (at which time Executive resigns from all such offices).

2.    No Admission. The Parties agree that their entry into this Agreement is not and shall not be construed to be an admission of liability or wrongdoing on the part of either Party.

3.    Future Cooperation. Executive agrees that, notwithstanding the termination of Executive’s employment, Executive upon reasonable notice will make himself available to Company or its designated representatives for the purposes of: (a) providing information regarding the projects and files on which Executive worked for the purpose of transitioning such projects; and (b) providing information regarding any other matter, file, project and/or client with whom Executive was involved while employed by Company.

4.    Consideration.

(a)    In consideration for Executive’s agreement to terminate the Employment Agreement, to fully release Company from any and all Claims as described below, and to perform the other duties and obligations of Executive contained herein, Company will, subject to ordinary and lawful deductions and Sections 4(b) and (c) below, pay severance to Executive in the aggregate amount of Three Hundred Thousand Dollars ($300,000) in a single lump sum on the first bi-weekly payroll date occurring on or after January 1, 2019.

(b)    Notwithstanding anything else contained herein to the contrary, no payments shall be made under this Agreement (other than payments required to be made by Company pursuant to Section 5 below) unless, no earlier than the day after the Termination Date and no later than thirty (30) days after the Termination Date: (i) Executive has signed and delivered to Company a Release in the form attached hereto as Exhibit A (the “Release”); and (ii) the applicable revocation period under the Release has expired without Executive having elected to revoke the Release. Executive agrees and acknowledges that Executive would not be entitled to the payment set forth in Section 4(a) above absent execution of the Release and expiration of the applicable revocation period without Executive having revoked the Release.

(c)    As a further condition to receipt of the payment in Section 4(a) above, Executive also waives any and all rights to any other amounts payable to him upon the termination of his employment relationship with Company, other than those specifically set forth in this Agreement, including without limitation any severance, notice rights, payments, benefits and other amounts to which Executive may be entitled under the laws of any jurisdiction and/or his Employment Agreement, and Executive agrees not to pursue or claim any of such payments, benefits or rights.

5.    Other Benefits.

Nothing in this Agreement or the Release shall:

(a)    alter or reduce any vested, accrued benefits (if any) Executive may be entitled to receive under any 401(k) plan established by Company;

(b)    affect Executive’s right (if any) to elect and (subject to Section 4(a)(ii) above) pay for continuation of Executive’s health insurance coverage under Company’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (C.O.B.R.A.), as amended;

(c)    affect Executive’s right (if any) to receive (i) any base salary that has accrued through the Termination Date and is unpaid, (ii) any reimbursable expenses that Executive has incurred before the Termination Date but are unpaid (subject to Company’s expense reimbursement policy) and (iii) any unused paid time off days to which Executive will be entitled to payment, all of which shall be paid as soon as administratively practicable (and in any event within thirty (30) days) after the Termination Date; or

(d)    affect Executive’s right to continue to receive his base salary and benefits through the Termination Date, as in effect as of the date hereof, which base salary and benefits will continue through the Termination Date, except with respect to any changes in benefits that are applicable generally to the other executives of Company.

6.    Confidentiality of Agreement Terms. Except as otherwise expressly provided in this Section 6, Executive agrees that this Agreement and the terms, conditions and amount of consideration set forth in this Agreement are and shall be deemed to be confidential and hereafter shall not be disclosed by Executive to any other person or entity. The only disclosures excepted by this paragraph are (a) as may be required by law; (b) Executive may tell prospective employers the dates of Executive’s employment, positions held, evaluations received, Executive’s duties and responsibilities and salary history with Company; (c) Executive may disclose the terms and conditions of this Agreement to Executive’s attorneys and tax advisers; and (d) Executive may disclose the terms of this Agreement to Executive’s spouse, if any; provided, however, that any spouse, attorney or tax adviser learning about the terms of this Agreement must be informed about this confidentiality provision, and Executive will be responsible for any breaches of this confidentiality provision by his spouse, attorneys or tax advisers to the same extent as if Executive had directly breached this Agreement.

7.    Restrictive Covenants.

(a)    Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(i)    “Business of Company” means services to (A) identify clients’ erroneous or improper payments to vendors and assist clients in the recovery of monies owed to clients as a result of overpayments and overlooked discounts, rebates, allowances and credits, (B) identify and assist clients in recovering amounts owed to them by other third parties, including amounts owed to clients due to non-compliance with applicable contracts, course of dealing or usual and customary terms, (C) assist clients in efforts to organize, manage and analyze their purchasing and payment data, and (D) assist clients in analyzing and managing vendor-related risks.

(ii)    “Confidential Information” means any information about Company or its subsidiaries and their employees, customers and/or suppliers which is not generally known outside of Company, which Executive learned in connection with Executive’s employment with Company, and which would be useful to competitors or the disclosure of which would be damaging to Company or any subsidiary of Company. Confidential Information includes, but is not limited to: (A) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (B) the terms upon which Company or any subsidiary of Company obtains products from its suppliers and sells services and products to customers; (C) the nature, origin, composition and development of Company’s or any subsidiary’s services and products; and (D) the manner in which Company or any subsidiary of Company provides products and services to its customers.

(iii)    “Material Contact” means contact in person, by telephone, or by paper or electronic correspondence in furtherance of the Business of Company.

(iv)    “Restricted Territory” means, and is limited to, the geographic area included in the Atlanta-Sandy Springs-Marietta, Georgia metropolitan statistical area. Executive acknowledges and agrees that this is a portion of the area in which Company and its subsidiaries does business at the time of the execution of this Agreement, and in which Executive had responsibility on behalf of Company.

(v)    “Trade Secrets” means Confidential Information of Company and its subsidiaries which meets the definition of a trade secret under applicable law.

(b)    Confidentiality. Executive agrees that Executive will not, directly or indirectly, use, copy, disclose, distribute or otherwise make use of on his own behalf or on behalf of any other person or entity (i) any Confidential Information for a period of five (5) years after the Termination Date or (ii) any Trade Secret at any time such information constitutes a trade secret under applicable law.

(c)    Non-Competition. Executive agrees that for a period of two (2) years following the Termination Date, Executive will not, either for himself or on behalf of any other person or entity, compete with the Business of Company within the Restricted Territory by performing activities which are the same as or similar to those performed by Executive for Company or Company’s subsidiaries.

(d)    Non-Solicitation of Customers. Executive agrees that for a period of two (2) years following the Termination Date, Executive shall not, directly or indirectly, solicit any actual or prospective customers of Company or any subsidiary with whom Executive had Material Contact, for the purpose of selling any products or services which compete with the Business of Company.

(e)    Non-Recruitment of Employees or Contractors. Executive agrees that for a period of two (2) years following the Termination Date, Executive will not, directly or indirectly, solicit or attempt to solicit any employee or contractor of Company or any subsidiary with whom Executive had Material Contact, to terminate or lessen such employment or contract.

(f)    Acknowledgments. Executive hereby acknowledges and agrees that the covenants contained in (b) through (e) of this Section 7 hereof are reasonable as to time, scope and territory given Company’s and Company’s subsidiaries’ need to protect their business, customer relationships, personnel, Trade Secrets and Confidential Information. For purposes of the covenants contained in (b) through (e) of this Section 7, Company shall refer also to Company’s subsidiaries as applicable. In the event any covenant or other provision in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action, and the invalidity of any one or more of the covenants or other provisions in this Agreement shall not cause or render any other covenants or provisions in this Agreement invalid or voidable. Executive acknowledges and represents that Executive has substantial experience and knowledge such that Executive can readily obtain subsequent employment which does not violate this Agreement.

(g)    Protected Rights. Notwithstanding any other provision of this Agreement, the Company and Executive acknowledge and agree that nothing in this Agreement shall prohibit Executive from reporting possible violations of Federal, State or other law or regulations to, or filing a charge or other complaint with, any governmental agency or entity, including but not limited to the Department of Justice, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, Congress, and any Inspector General, or making any other disclosures that are protected under any whistleblower provisions of Federal, State or other law or regulation or assisting in any such investigation or proceeding. Executive further acknowledges that nothing herein limits Executive’s ability to communicate with any such governmental agency or entity or otherwise participate in any such investigation or proceeding that may be conducted by any such governmental agency or entity, including providing documents or other information, without notice to the Company. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive made any such reports or disclosures or is assisting in any such investigation. Additionally, Executive (i) does not waive any rights to any individual monetary recovery or other awards in connection with reporting any such information to any such governmental agency or entity, (ii) does not breach any confidentiality or other provision hereunder in connection with any such reporting or disclosures, and (ii) will not be prohibited from receiving any amounts hereunder as the result of making any such reports or disclosures or assisting with any such investigation or proceeding.

(h)    Specific Performance. Executive acknowledges and agrees that any breach of the provisions of this Section 7 by him will cause irreparable damage to Company or Company’s subsidiaries, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of any of the provisions of this Section 7 by Executive. Additionally, notwithstanding the obligations within Section 11 of this Agreement regarding the exclusive jurisdiction of the United States District Court for the Northern District of Georgia and the State and Superior Courts of Cobb County, Georgia pertaining to actions arising out of this Agreement, and in addition to Company’s right to seek injunctive relief in any state or federal court located in Cobb County, Georgia, the Parties hereby acknowledge and agree that Company may seek specific performance and injunctive relief in any jurisdiction, court or forum applicable to Executive’s then current residency in order to prevent or to restrain any breach by Executive, or any and all of Executive’s partners, co-venturers, employers, employees, or agents, acting directly or indirectly on behalf of or with Executive, of any of the provisions of the restrictive covenants contained in this Section 7.

8.    Return of all Property and Information of Company. Executive agrees to return all property of the Company and its subsidiaries on or before the Termination Date. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by Company or any subsidiary thereof to Executive or which Executive has developed or collected in the scope of Executive’s employment related to Company and its subsidiaries or affiliates as well as all Company or subsidiary-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by Company, Executive shall certify in writing that Executive has complied with this provision, and has deleted all information of Company and its subsidiaries from any computers or other electronic storage devices owned by Executive. Executive may only retain information relating to Executive’s benefit plans and compensation to the extent needed to prepare Executive’s tax returns.

9.    No Harassing or Disparaging Conduct. Executive further agrees and promises that Executive will not engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about Company or its subsidiaries or affiliates, the activities of Company or its subsidiaries or affiliates, or the Releasees at any time in the future. Notwithstanding the foregoing, this Section 9 may not be used to penalize Executive for providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or government agency of competent jurisdiction.

10.    References. Following the Termination Date, Executive agrees to direct any third party seeking an employment reference to the Company’s Senior Vice President-Human Resources and Company agrees to give any potential employers who inquire about Executive’s work history at Company a neutral reference consisting of Employee’s dates of employment, title and compensation. The Company will not be responsible with respect to any references which are directed by Executive to anyone other than the Company’s Senior Vice President-Human Resources.

11.    Construction of Agreement and Venue for Disputes. This Agreement shall be deemed to have been jointly drafted by the Parties and shall not be construed against either Party. This Agreement shall be governed by the law of the State of Georgia, and the Parties agree that any actions arising out of or relating to this Agreement or Executive’s employment with Company must be brought exclusively in either the United States District Court for the Northern District of Georgia, or the State or Superior Courts of Cobb County, Georgia. Notwithstanding the pendency of any proceeding, either Party shall be entitled to injunctive relief in a state or federal court located in Cobb County, Georgia upon a showing of irreparable injury. The Parties consent to personal jurisdiction and venue solely within these forums and solely in Cobb County, Georgia and waive all otherwise possible objections thereto. The prevailing Party shall be entitled to recover its costs and attorneys fees from the non-prevailing Party in any such proceeding no later than 90 days following the settlement or final resolution of any such proceeding. The existence of any claim or cause of action by Executive against Company or Company’s subsidiaries or affiliates, including any dispute relating to the termination of Executive’s employment or under this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.

12.    Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

13.    No Reliance Upon Other Statements. This Agreement is entered into without reliance upon any statement or representation of any Party hereto or any Party hereby released other than the statements and representations contained in writing in this Agreement (including all Exhibits hereto).

14.    Entire Agreement. This Agreement, including all Exhibits hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the Parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either Party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both Parties hereto. No waiver by either Party hereto of any term or provision of this Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

15.    Further Assurance. Upon the reasonable request of the other Party, each Party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

16.    No Assignment. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

17.    Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns.

18.    Indemnification. Company understands and agrees that any indemnification obligations under its governing documents or the indemnification agreement between Company and Executive with respect to Executive’s service as an officer of Company remain in effect and survive the termination of Executive’s employment under this Agreement as set forth in such governing documents or indemnification agreement.

19.    Nonqualified Deferred Compensation.

(a)    It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to avoid the unfavorable tax consequences provided therein for non-compliance.

(b)    Neither Company nor Executive shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder).

(c)    Because Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payments to be made or benefits to be delivered in connection with Executive’s “Separation from Service” (as determined for purposes of Section 409A of the Code) that constitute deferred compensation subject to Section 409A of the Code shall not be made until the earlier of (i) Executive’s death or (ii) six months after Executive’s Separation from Service (the “409A Deferral Period”) as required by Section 409A of the Code. Payments otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled. Any such benefits subject to the rule may be provided under the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(d)    For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(e)    Notwithstanding any other provision of this Agreement, neither Company nor its subsidiaries or affiliates shall be liable to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

[signatures on following page]

IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute, this Agreement as of the day and year first above written.

“Executive”

/s/ Peter Limeri
Peter Limeri

“Company”

PRGX GLOBAL, INC.

By:	/s/ Victor A. Allums
Title:	Senior Vice President and General Counsel

EXHIBIT A

Form of Release

RELEASE

In consideration for the undertakings and promises set forth in that certain Separation Agreement, dated as of May 16, 2018 (the “Agreement”), between PETER LIMERI (“Executive”) and PRGX GLOBAL, INC. (“Company”), Executive (on behalf of himself and his heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless Company and its subsidiaries and affiliates and their respective officers, directors, employees, agents, insurers, assigns and successors in interest (collectively, “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively “Released Claims”), that Executive had, has, or might claim to have against Releasees at the time Executive executes this Agreement, whether presently known or unknown to Executive, including, without limitation, any and all claims listed below, other than any such claims Executive has or might have under the Agreement:

(a)    arising from Executive’s employment, pay, bonuses, vacation or any other Executive benefits, and other terms and conditions of employment or employment practices of Company;

(b)    arising out of or relating to the termination of Executive’s employment with Company or the surrounding circumstances thereof;

(c)    based on discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, C.O.B.R.A. (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination law under state, federal or local law;

(d)    based on any contract, tort, whistleblower, personal injury wrongful discharge theory or other common law theory; or

(e)    arising under the Employment Agreement or any other written or oral agreements between Executive and Company or any of Company’s subsidiaries (other than the Agreement).

Executive covenants not to sue or initiate any claims against any of the Releasees on account of any Released Claim or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against Company or Releasees. Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.

Executive hereby acknowledges that Executive has no interest in reinstatement, reemployment or employment with Company, and Executive forever waives any interest in or claim of right to any future employment by Company. Executive further covenants not to apply for future employment with Company or otherwise seek or encourage reinstatement.

By signing this Release, Executive certifies that:

(a)    Executive has carefully read and fully understands the provisions of this Release;

(b)    Executive was advised by Company in writing, via this Release, to consult with an attorney before signing this Release;

(c)    Executive understands that any discussions he may have had with counsel for Company regarding his employment or this Release does not constitute legal advice to him and that he has retained his own independent counsel to render such advice;

(d)    Executive understands that this Agreement FOREVER RELEASES Company and all other Releasees from any legal action arising prior to the date of execution of this Agreement;

(e)    In signing this Agreement, Executive DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS RELEASE OR THE AGREEMENT by Company or any other Releasee, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise;

(f)    Company hereby allows Executive no less than twenty-one (21) days from its initial presentation to Executive to consider this Release before signing it, should Executive so desire; and

(g)    Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

Executive may revoke this Release within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by the General Counsel of Company at the offices of Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. Revocation can be made by hand delivery or facsimile before the expiration of this seven (7) day period.

[signature on following page]

IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set forth below.

“Executive”

Peter Limeri

Dated: , 2018